THIRD AMENDMENT TO REVOLVING CREDIT LOAN AGREEMENT

     THIS THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT ("Third Amendment") is made the 3rd day of October, 1996 by and among MARK CENTERS LIMITED PARTNERSHIP, a Delaware limited partnership ("MCLP"), MARK 25TH STREET, L.P., a Pennsylvania limited partnership ("Mark 25"), MARK CENTERS TRUST, a Maryland business trust ("MCT") and MELLON BANK, N.A., a national banking association ("Lender"). MCLP and Mark 25 are sometimes hereinafter referred to individually as a "Borrower" and collectively as the "Borrowers".

                          BACKGROUND

     A. Borrowers, MCT and Lender are parties to a Revolving Credit Loan Agreement dated October 5, 1994, amended by a First Amendment to Revolving Credit Loan Agreement dated November 15, 1995 (the "First Amendment") and a Second amendment to Revolving Credit Loan Agreement dated February 29, 1996 (the "Second Amendment"). The Revolving Credit Loan Agreement, as amended by the First Amendment and Second Amendment, shall hereinafter be referred to as the "Loan Agreement". The Loan Agreement, as amended, sets forth the terms and conditions on which Lender agreed to provide a revolving secured line of credit facility (the "Revolving Credit") to Borrowers in the maximum aggregate principal amount of Twenty Two Million Five Hundred Thousand Dollars ($22,500,000). Capitalized terms used in this Agreement without definition shall have the same meanings ascribed to those terms in the Loan Agreement.

     B. The Revolving Credit is secured by, among other things, the Collateral Properties, which include Auburn Plaza, located in Auburn, Androscoggin County, Maine ("Auburn Plaza").

     C. Borrowers and MCT have requested Lender to agree to (i) reduce the aggregate principal amount of the Revolving Credit,
(ii) convert the Revolving Credit to a term loan, (iii) release certain Collateral Properties more particularly described on the attached Exhibit "A" (the "Release Properties") and (iv)) grant to Lender as additional collateral assignments of certain payments anticipated by Borrowers, and Lender has agreed to do so on the terms and conditions hereinafter set forth.



                       TERMS AND CONDITIONS

     NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Loan Agreement.

     2. Reduction in Commitment; Commitment Termination Date; Principal Repayment. (a) Upon the execution of this Third Amendment, Borrowers shall pay to Lender the sum of Sixteen Million Six Hundred Eighty Six Thousand Three Hundred Seventeen and 44/100 Dollars ($16,686,317.44) (the "Loan Paydown") of which Sixteen Million Five Hundred Ninety Six Thousand Three Hundred Seventeen and 44/00 Dollars ($16,596,317.44) shall be applied to the outstanding indebtedness under the Loan Agreement and Ninety Thousand Dollars ($90,000) shall be maintained by Lender as the Cash Deposit (as defined in Section 6 below). Following the payment of the Loan Paydown, the outstanding principal balance outstanding under the Loan Agreement shall be Three Million Eight Hundred Twelve Thousand Dollars ($3,812,000). Borrowers acknowledge and agree that Lender is not obligated to advance any additional Loans under the Loan Agreement.

          (b) The Commitment Termination Date shall be the date that is eighteen (18) months from the date of this Third
Amendment.

          (c)  In addition to payment of interest required by
Section 2.6 of the Loan Agreement, Borrowers shall pay to the Lender on the first day of each month during the balance of the term of the Revolving Credit an amount equal to the monthly payment as set forth on the attached Exhibit "B" for such month (the "Minimum Payment"), which Minimum Payment shall be applied against the outstanding principal balance of the Revolving Credit.








          (d) In addition to the monthly Minimum Payments, within sixty (60) days after the last day of each calendar quarter Borrowers shall make additional payments on account of the principal balance of the Revolving Credit in the amount, if any, by which the Operating Cash Flow received with respect to Auburn Plaza with respect to the calendar quarter then ended exceeds the Minimum Payments made with respect to such calendar quarter.

          (e) On the Commitment Termination Date, Borrowers shall pay in full (A) the aggregate principal amount outstanding of the Revolving Credit, and (B) all other amounts then outstanding under the Loan Agreement, the Note or any other Loan
Documents.

     3. Release Properties; Release of Mark 25. Upon the receipt of the Loan Paydown, (i) Mark 25 shall be released from all obligations and liabilities under the Loan Documents, and
(ii) Lender shall promptly deliver the documents necessary in accordance with the Loan Documents to evidence the termination of lender's security interests with respect to the Release Properties. The release of Mark 25 shall in now way affect the liability of any other parties to the Loan Documents and such parties shall remain fully liable for their respective obligations under the Loan Documents.

     4. Financial Reporting. Borrowers shall deliver to Lender within fifteen (15) days after the end of each month an income statement and rent roll for Auburn Plaza for such month, certified as true and correct by the Chief Financial Officer of MCT.

     5.   Financial Covenants.

          (i)  Leverage Ratio.  The ratio of total combined
Indebtedness of MCT to Total Market Capitalization of MCT shall not at any time exceed .70 to 1.

          (ii) Liquidity. The unrestricted Cash of MCT shall not at any time be less than $500,000.






          (iii)Loan to Value. Borrowers shall not permit the Loan to Appraised Value Ratio be greater than .50 to 1.

          (iv) Auburn Plaza Operating Cash Flow.  The Operating
Cash Flow for Auburn Plaza in any calendar year shall be not less than $540,000.

     6. Cash Collateral. Lender has issued to Borrower for the benefit of the Commonwealth of Pennsylvania Engineering District 40 its irrevocable Standby Letter of Credit No. S836531 dated October 24, 1994 in the amount of $648,150 (the "Letter of Credit"). As of the date hereof, the amount available to be drawn under the Letter of Credit equals Ninety Thousand Dollars ($90,000). Upon the execution of this Third Amendment, Borrower shall deposit with Lender the sum of Ninety Thousand Dollars ($90,000)(the "Cash Deposit"), to be held in an interest-bearing money market account maintained by Lender. The Cash Deposit, until applied or released as provided in Section 7.5 of the Loan Agreement, shall constitute additional collateral for the Letter of Credit.

     7. Lease Termination Fee. As of the date hereof, Rich's Department Stores, Inc. ("Rich's) has vacated its premises in Auburn Plaza (the "Rich's Premises"). Pursuant to the terms of that certain Lease Termination Agreement dated January 30, 1996 between Rich's and MCLP, Rich's agreed to pay to MCLP the sum of Four Hundred Thirty-Two Thousand Dollars ($432,000) (the "Rich's Termination Payment"). MCLP shall pay to Lender the entire amount of the Lease Termination Payment, or such lesser portion thereof as MCLP may receive from time to time, immediately upon MCLP's receipt thereof. All amounts received by Lender in connection with the Lease Termination Payment shall be applied to the principal and interest due under the Revolving Credit. As additional security for MCLP's obligations hereunder, MCLP hereby conveys, transfers, assigns, and sets over unto Lender all of MCLP's right, title, interest and privilege in and to the Rich's's Termination Payment.








     8. Excess Proceeds. As of the date hereof, MCLP is indebted to the Lender pursuant to the terms of that certain Four Million Seven Hundred Twenty Five Thousand construction loan (the "Pittston Plaza Construction Loan") for the construction of certain improvements to the Pittston Plaza shopping center, Pittston, Pennsylvania ("Pittston Plaza"). MCLP has received a commitment for permanent financing for Pittston Plaza (the "Pittston Plaza Financing"). MCLP shall pay to Lender all excess proceeds (as defined below) received from the Pittston Plaza Financing. As additional security for MCLP's obligations hereunder, MCLP hereby conveys, transfers, assigns and sets over unto lender all of MCLP's right, title, interest and privilege in and to all excess proceeds received from the Pittston Plaza Financing as security for MCLP's obligations hereunder. For purposes hereof, "excess proceeds" shall mean the difference between (i) the outstanding principal, interest and all sums due in connection with the Pittston Plaza Construction Loan and (ii) the principal amount of the Pittston Plaza Financing, less customary closing costs, including loan commitment fees, title insurance premiums, and legal fees actually incurred and paid by MCLP.

     9. Reaffirmation of Guaranty. MCT acknowledges that it is unconditionally liable and legally and validly indebted to Lender in accordance with the terms of the Guaranty, and such indebtedness is not subject to any defense, counterclaim or offset. MCT consents to the delivery of this Third Amendment and the modifications made herein, and affirms that the Guaranty is in full force and effect and includes, without limitation, the indebtedness, liabilities and obligations arising under or in any way connected with the Loan Agreement and this Third Amendment, whether now existing or hereafter arising including, without limitation, principal, interest, costs and expenses of collection.

     10. Representations and Warranties. To induce Lender to amend the Loan Agreement as provided herein, Borrowers and MCT represent and warrant to Lender as follows:

          (a) Borrowers and MCT have full power, authority and legal right to execute and deliver this Amendment, and this Amendment constitutes the valid and binding obligation of Borrowers and MCT, enforceable against them in accordance with its terms.



          (b) Neither MCT nor any Borrower has any charge, claim, demand, plea or setoff upon, for or against the Loan Agreement or any of the Loan Documents. Upon application of the Loan Paydown, the outstanding principal balance of the Revolving Credit will be Three Million Eight Hundred Twelve Thousand Dollars ($3,812,000), and such sum remains due and payable in accordance with the terms and provisions of the Loan Agreement and other Loan Documents, as modified by this Third Amendment.

          (c)  No Event of Default exists under the Loan
Agreement or any other Loan Document and there is no Unmatured
Event of Default under the Loan Agreement or any other Loan
Document.

          (d) The execution, delivery and performance of this Amendment has been duly authorized by all requisite partnership action on the part of each Borrower and MCT, and will not violate the partnership documents of any Borrower or MCT or any provision of any law or any order of any tribunal, and will not conflict with, result in a breach of or constitute a default under any mortgage, security agreement, loan or other credit agreement, or any other agreement or instrument to which any Borrower or MCT is a party, or result in the imposition of any lien upon the assets of any Borrower of MCT except as contemplated by this Amendment.

     11. Effectiveness of Loan Documents. Except as specifically amended by this Third Amendment, the Loan Agreement and the other Loan Documents remain unmodified and in full force and effect. References in any of the Loan Documents to the Loan Agreement shall hereafter be deemed to mean and refer to the Loan Agreement as amended by this Amendment.

     12.  Miscellaneous.

          (a) This Third Amendment constitutes the entire understanding among Borrowers, MCT and Lender concerning the modification of the Loan Agreement. All prior and contemporaneous negotiations and understandings are merged in this Third Amendment.





          (b)  The captions preceding the sections of this Third
Amendment are for convenience of reference only. They are not a part of this Third Amendment and shall not be considered in construing its meaning or effect.

          (c) Borrowers and MCT shall pay the attorneys' fees and costs incurred by Lender in connection with the modification of the Loan Agreement evidenced by this Third Amendment.

          (d) This Third Amendment may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute one and the same instrument. The parties hereto agree that a facsimile transmission of an executed counterpart of this Third Amendment shall have the same binding effect upon the signatory as an executed and delivered original hereof. The parties hereto further agree, for confirmatory purposes only, to exchange copies of executed counterpart originals promptly after the aforesaid facsimile transmission so that each party may have one fully executed original hereof.

          (e) This Third Amendment shall be construed in accordance with the laws of the Commonwealth of Pennsylvania and shall be binding upon the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF the parties hereto have caused this Third
Amendment to be duly executed the day and year first above written.

                         Borrowers:

                         MARK CENTERS LIMITED PARTNERSHIP,
                         a Delaware limited partnership

                         BY:  MARK CENTERS TRUST, a Maryland
                              business trust, its general partner

                         BY:  /s/ Joshua Kane
                              Senior Vice President & CFO






                         MARK 25TH STREET, L.P.,
                         a Pennsylvania limited partnership

                         BY:  MARK 25TH STREET REALTY CORP.,
                              a Pennsylvania corporation
                              its general partner

                         BY:  /s/ Joshua Kane
                              Senior Vice President & CFO


                         MARK CENTERS TRUST,
                         a Maryland business trust

                         BY:  /s/ Joshua Kane
                              Senior Vice President & CFO


                         Lender:

                         MELLON BANK, N.A.,
                         a national banking association

                         BY:  /s/ D. Charles Felmlee
                              Title:  Vice President






















                          EXHIBIT "A"

                        Release Properties

1.   Birney Plaza, Moosic Borough, Lackawana County,
Pennsylvania

2.   Circle Plaza, Shamokin Dam Borough, Snyder County,
     Pennsylvania

3.   Kingston Plaza, Kingston Borough, Luzerne County,
     Pennsylvania

4.   Mountainville Plaza, City of Allentown, Lehigh County,
     Pennsylvania

5.   25th Street Plaza, Palmer Township, Northampton County,
     Pennsylvania